Exhibit 99.1

etrials Appoints Peter Benton as COO

Morrisville, NC — November 8, 2007 — etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical solutions that optimize clinical-trial management and accelerate time-to-market, announced that Peter Benton has assumed the role of Chief Operating Officer, effective immediately.  Since July 23, Mr. Benton has served as interim COO, and he will continue to be responsible for managing all of etrials’ operations, with specific emphasis on service delivery and application development.

“Having brought Peter onboard to overhaul our operations and drive service excellence, I am extremely pleased that he has decided to take this pivotal role as we transform etrials into a more responsive, client-driven organization,” said Chip Jennings, president and CEO.  “Peter has, in the past few months, already made great strides improving the company’s service delivery process.  His focus on the customer and bottom-line results will be instrumental in achieving enhanced performance going forward.”

“After being here for a few months, it was an easy decision to join the company full-time,” added Peter Benton, COO.  “etrials has a superior product portfolio within a rapidly-evolving market in which we intend to play an increasingly visible role.  Working with Chip and the employees at etrials, I am dedicated to improving customer service, building the company’s market penetration, and deploying solutions that can provide further benefits to our clients within the eClinical space.  These initiatives will help ensure that etrials is properly positioned to take us to the next level and increase our market share in tandem.”

Peter Benton came to etrials with more than 20 years of experience in a variety of C-level and senior management roles in the pharmaceutical, medical device, industrial and aerospace industries.  Benton holds a bachelor’s degree in mechanical engineering from Northeastern University, and an MBA in finance and strategy from the Wharton School at the University of Pennsylvania.

About etrials
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top-tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), and electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way toward adaptive trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.

etrials is a registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and used with permission. etwcf

Contacts:
Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Kimberly O’Shea Communications Manager, etrials 919-653-3658 kimberly.o’shea@etrials.com